Exhibit 99.1

News Release

Sunoco LP Announces 10% Increase in Quarterly Distribution

HOUSTON, February 2, 2015 — Sunoco LP (NYSE: SUN) announced today that the Board of Directors of its general partner has declared a quarterly distribution for the fourth quarter of 2014 of $0.60 per unit, which corresponds to $2.40 per unit on an annualized basis.  This represents a 10 percent increase compared to the distribution for the third quarter of 2014 and a 24 percent increase compared with the fourth quarter of 2013.

The distribution will be paid on February 27, 2015 to unitholders of record on February 17, 2015.  This represents the seventh quarterly distribution increase since the Partnership’s Initial Public Offering in September 2012.

Qualified Notice

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

About Sunoco LP

Sunoco LP is a master limited partnership (MLP) that primarily distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors. SUN also operates more than 150 convenience stores and retail fuel sites.  SUN’s general partner is a wholly owned subsidiary of ETP. While primarily engaged in natural gas, natural gas liquids, crude oil and refined products transportation, ETP also operates a retail business with a network of more than 5,700 company- or independently operated retail fuel outlets and convenience stores through its wholly owned subsidiaries, Sunoco, Inc. and Stripes LLC.  For more information, visit the Sunoco LP website at www.SunocoLP.com.

Contacts

Investors:

Clare McGrory, Senior VP, Finance and Investor Relations

(610) 833-3400, cpmcgrory@sunocoinc.com

Anne Pearson, Senior VP

Dennard-Lascar Associates

(210) 408-6321, apearson@dennardlascar.com

Media:

Jeff Shields, Communications Manager

(215) 977-6056, jpshields@sunocoinc.com

Jessica Davila-Burnett, Public Relations Director

(361) 654-4882, jessica.davila-burnett@susser.com

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